UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2017

Oncobiologics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37759	38-3982704
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

7 Clarke Drive
Cranbury, New Jersey	08512
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (609) 619-3990

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry Into a Material Definitive Agreement

On April 13, 2017, Oncobiologics, Inc. (the “Company”) entered into the First Amendment to Note and Warrant Purchase Agreement (the “Amendment”) with the required holders of its outstanding senior secured promissory notes (the “Notes”) named therein, to amend certain terms of that certain Note and Warrant Purchase Agreement (the “NWPA”) dated December 22, 2016. The primary purpose of the Amendment was to increase the amount of Notes, which bear interest at a rate of 5% per annum and mature 12 months from the date of the NWPA, that may be issued pursuant to the NWPA from $10.0 million to $15.0 million, permit the issuance of additional warrants (which have a 5-year term and an exercise price of $3.00 per share (the “Warrants”)) to acquire an aggregate 1,665,000 shares of its common stock in connection therewith, as well as increase the amount of time for the Company to issue additional Notes and Warrants in additional closings under the NWPA without approval of the holders of the Notes from 90 days to 180 days.

As previously disclosed, the Company closed the initial sale and purchase of the Notes and Warrants on December 22, 2016, issuing $8.35 million aggregate principal amount of Notes and Warrants to acquire an aggregate 1,920,500 shares of its common stock in exchange for $6.5 million of cash and an aggregate of $1.85 million of existing unsecured bridge notes issued by the Company in October, November and December 2016. In January 2017, the Company then sold an additional $1.65 million of Notes and issued Warrants to acquire 379,500 shares of its common stock. The Company also entered into a Security Agreement and an Intellectual Property Security Agreement, each dated December 22, 2016, granting the holders of the Notes a security interest in all of its assets, as well as a Registration Rights Agreement dated February 3, 2017 with the purchasers of Notes and Warrants issued pursuant to the NWPA. New purchasers of Notes and Warrants under the NWPA as amended by the Amendment will become parties to these agreements.

In connection with the Amendment, on April 13, 2017 the Company issued an additional $3.5 million aggregate principal amount of Notes and Warrants to acquire an aggregate 1,165,500 shares of its common stock in exchange for $3.5 million of cash. Under the NWPA as amended by the Amendment, the Company may now issue up to $1.5 million of additional Notes and Warrants to acquire up to an additional 499,500 shares of its common stock in additional closings over 180 days from the original date of the NWPA without approval of the holders of the Notes.

The foregoing summary of the Amendment is qualified in its entirety by reference to the complete text of such Amendment, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure in Item 1.01 is incorporated by reference into this Item.

Item 3.02	Unregistered Sales of Equity Securities

The disclosure in Item 1.01 is incorporated by reference into this Item.

Item 8.01	Other Information

On April 17, 2017, the Company issued a press release regarding the amendment to the NWPA and issuance of additional Notes and Warrants described herein, which is filed as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	First Amendment to Note and Warrant Purchase Agreement by and among Oncobiologics, Inc. and the Note holders named therein, dated April 13, 2017
99.1	Press Release dated April 17, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oncobiologics, Inc.

Date: April 17, 2017	By:	/s/ Lawrence A. Kenyon
Lawrence A. Kenyon
Chief Financial Officer